EXHIBIT 5.1

November 14, 2007

Freeport-McMoRan Copper & Gold Inc.
One North Central Ave.
Phoenix, AZ 85004

Ladies and Gentlemen:

We have acted as counsel for Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 25,000,000 additional shares of common stock of the Company, $0.10 par value per share (the “Common Stock”), pursuant to the terms of the Amended and Restated Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”).

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:  /s/ Margaret F. Murphy
Margaret F. Murphy
Partner